Exhibit 5.2

[Letterhead of Pillsbury Winthrop LLP]

January 27, 2005

Union Electric Company

1901 Chouteau Avenue

St. Louis, Missouri 63103

Ladies and Gentlemen:

Union Electric Company, a Missouri corporation (the “Company”), and Union Electric Capital Trust I, a Delaware business trust, have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-108034) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to $1,000,000,000 maximum aggregate offering price of securities, which was declared effective by the Commission on September 5, 2003.  On January 27, 2005, the Company issued and sold $85,000,000 of its 5.00% Senior Secured Notes due 2020 (the “Notes”) pursuant to an indenture dated as of August 15, 2002 between the Company and The Bank of New York, as trustee (the “Indenture”).

In connection with the issuance and sale of the Notes by the Company, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement, the Restated Articles of Incorporation and By-Laws of the Company as in effect on the date hereof, the Indenture, a specimen of the Notes, corporate and other documents, records and papers and certificates of public officials.  In connection with such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to us as originals and the correctness of all statements of fact contained in such original documents.  We have not examined and are expressing no opinion or belief as to matters relating to titles to property, franchises or the nature, extent and priority of the lien purported to be created by the Company’s first mortgage indenture or the recordation or perfection of such lien.  We are members of the Bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the State of New York.  We have relied upon an opinion of even date herewith of Steven R. Sullivan, Esq., Senior Vice President, General Counsel and Secretary of the Company, with respect to the due authorization, execution and delivery of the Notes by the Company.

On the basis of such review, we are of the opinion that the Notes constitute the valid and legally binding obligations of the Company, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights, general equitable principles (whether considered in a proceeding in equity or at law) and concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on January 27, 2005, which is incorporated by reference in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop LLP